Exhibit 99.1

Emerald Provides News on Recently Traded Events

NEW YORK --(BUSINESS WIRE)-- Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today announced that its traded in-person events, led to an increase in customer loyalty. Key factors include:

•

Since the reopening of most major municipalities in the United States in June 2021, Emerald has successfully traded over 20 in-person trade shows, conferences and other events, serving more than 90,000 attendees and 5,000 exhibiting companies.

•

Emerald’s events have, on average, delivered 30% to 70% of pre-COVID attendance levels with some approaching or matching their attendance levels from 2019. As expected, COVID-related issues such as international travel restrictions and date postponements for many Company events have impacted attendance.

•

Exhibitor satisfaction has been high given strong attendee turnout with the ratio of attendees to exhibitors increasing over 20% compared to 2019 levels, on average, across all events, which has contributed to an almost 400% average increase in exhibitor net promoter scores (NPS), compared to 2019. Emerald is scheduled to stage dozens of trade shows, conferences, and other events in the coming months as it looks to return to a full schedule in 2022.

“We are committed and excited to lead the way in bringing in-person events back to our customers in a safe and productive way,” said Hervé Sedky, President and Chief Executive Officer of Emerald. “Attendee presence at Emerald’s recent events has been driven by the need to meet rising consumer demand, which has resulted in extensive order writing and new business generation for our exhibitors. This critical business function, coupled with the positive feedback from amongst our customers, reinforces the relevance and sustainable value of our events, which have historically provided exhibitors among the highest returns on their marketing investment. The successful staging of Emerald’s events in 2021, combined with strong exhibitor return on investment, is proving to be a catalyst to bookings for our 2022 event calendar. We are also continuing to develop 365 days per year solutions for our clients to experience and get value.”

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate. For more information, please visit http://www.emeraldx.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, our ability to continue to successfully stage live events during the COVID-19 pandemic. These statements involve risks and uncertainties, including, but not limited to, political, economic, governmental and public health factors outside of the Company’s control that may cause its actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Financial Contact:

Emerald Holding, Inc.

David Doft

Chief Financial Officer

1-866-339-4688 (866EEXINVT)

Media Contact:

Beth Cowperthwaite

VP, Communications

203-606-6243

beth.cowperthwaite@emeraldx.com

Source: Emerald Holding, Inc.